Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) is made as of May 22, 2008 (the “Settlement Date”), by and between COMMERCE PLANET, INC., a Utah corporation, with its principal executive offices at 30 South La Patera Lane, Suite 8, Goleta, California 93117 (the “Company”), MICHAEL HILL, a California resident, with an address at 304 Sherwood Dr., Santa Barbara, California 93110 (“Hill”). The Company and Hill may hereinafter be referred to singularly as a “party,” and collectively as the “parties.”

PREAMBLES:

WHEREAS, during 2006, the Company and Hill entered into that certain Executive Stock Award Agreement (the “Stock Award Agreement”) pursuant to which the Company issued to Hill for nominal consideration, 13 shares of the Company’s Series D convertible preferred stock (the "Series D Preferred") as bonus compensation based upon the Company’s achievement of certain monthly gross sales revenues in fiscal 2006, for past services and to incentivize future performance;

WHEREAS, the Company and Hill agree that the best option to resolve the compensation issues relating to the Stock Award Agreement (and the Company’s obligation to have issued Form 1099’s to the Executive prior to April 15, 2007) and would have the best tax implications for Hill is for the Company and Hill to rescind ab initio the Stock Award Agreement as of the Settlement Date by reason of the Company’s failure to obtain stockholder approval for the Stock Award Agreement and the stock award to Hill thereunder; and

WHEREAS, the parties are desirous of settling and releasing any claim, liability or obligation that any party has or may have against the other or owe to the other in connection with the Stock Award Agreement, the Series D Preferred stock award, or all other compensation matters.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Rescission of the Stock Award Agreement. On the Settlement Date, the Company and Hill agree to rescind ab initio the Stock Award Agreement and the stock award of the Series D Preferred to Hill thereunder by reason of the Company’s failure to obtain stockholder approval for the Stock Award Agreement and the stock award of the Series D Preferred to Hill.

2. Warranties and Representations of the Company.

(a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its current or contemplated business.

(b) Power and Authority. All corporate action on the part of the Company, and its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Settlement Agreement, the performance of all obligations of the Company hereunder, have been taken or will be taken, as required.

(c) Governmental Consents. To the Company’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority on the part of the Company is required in connection with the transactions contemplated hereunder.

4. Further Assurances. The parties hereby agree to execute and to deliver such additional documents, agreements and instruments, and take or cause to be taken such additional action as another party may request in order to more fully give effect to the settlement reflected in this Settlement Agreement.

5. Release by Hill. In consideration of the below discharge and release provisions and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Hill, in his own behalf and on behalf of his legal and personal representatives, heirs, executors, administrators, affiliates, partners, parents, subsidiaries and each of their respective officers, directors, shareholders, owners, employees, agents, and successors and assigns (also, the “Releasors”) hereby absolutely, fully, irrevocably and unconditionally release, relieve, waive, relinquish and discharge the Company and the Company’s legal and personal representatives, affiliates, partners, parents, subsidiaries and each of their respective officers, directors, shareholders, owners, employees, agents, and successors and assigns (also, the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, obligations, promises, variances, trespasses, damages, costs, judgments, liabilities, extents, executions, claims and demands whatsoever, in law or equity, whether based on state or federal statute or common law, known or unknown, fixed or contingent, that it ever had, now has or hereafter can, shall or may have against any of the Releasees for, upon or by reason of, the Stock Award Agreement, the Series D Preferred stock award or all other compensation matters, but expressly excluding any claims arising from any breach by a Releasee of its obligations under this Settlement Agreement. The Releasors shall indemnify and hold the Releasees harmless from any breach by any of the Releasors of the foregoing discharge and release provisions.

With respect to matters subject to California jurisdiction only, it is a material condition hereof and it is the intention of the parties in executing this Settlement Agreement that the same shall provide a full release for the Releasees and as such this is to be effective as to bar each and every claim, demand and cause of action as outlined herein except those that arise from the breach of this Settlement Agreement. In furtherance of this intention, the Releasors expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code which provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

6. Release by Company. In consideration of the foregoing discharge and release provisions and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, in its own behalf and on behalf of its legal and personal representatives, affiliates, partners, parents, subsidiaries and each of their respective officers, directors, shareholders, owners, employees, agents, and successors and assigns (also, the “Releasors”) hereby absolutely, fully, irrevocably and unconditionally release, relieve, waive, relinquish and discharge Hill and each of his legal and personal representatives, affiliates, partners, parents, subsidiaries and each of their respective officers, directors, shareholders, owners, employees, agents, and successors and assigns (also, the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, obligations, promises, variances, trespasses, damages, costs, judgments, liabilities, extents, executions, claims and demands whatsoever, in law or equity, whether based on state or federal statute or common law, known or unknown, fixed or contingent, that it ever had, now has or hereafter can, shall or may have against any of the Releasees for, upon or by reason of, the Stock Award Agreement, the Series D Preferred stock award or all other compensation matters, but expressly excluding any claims arising from any breach by a Releasee of its obligations under this Settlement Agreement. The Releasors shall indemnify and hold the Releasees harmless from any breach by any of the Releasors of the foregoing discharge and release provisions.

With respect to matters subject to California jurisdiction only, it is a material condition hereof and it is the intention of the parties in executing this Settlement Agreement that the same shall provide a full release for the Releasees and as such this is to be effective as to bar each and every claim, demand and cause of action as outlined herein except those that arise from the breach of this Settlement Agreement. In furtherance of this intention, the Releasor expressly waives any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code which provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

7. Confidentiality.

(a) The parties warrant that the terms and conditions of this Settlement Agreement (the “Confidential Information”) shall remain confidential and shall not be disclosed to any entity or person unless disclosure is: (i) ordered by a court of competent jurisdiction; (ii) reasonably necessary for the conduct of the business of the Company; (iii) required by federal or state securities laws; or (iv) necessary for the enforcement of the Settlement Agreement, in which case the Settlement Agreement shall be filed with the court and/or judicial body under seal.

(b) Hill agrees that his obligations under Section 7(a) hereof are necessary and reasonable in order to protect the Company and its business, and expressly agree that due to the unique nature of the Confidential Information, monetary damages would be inadequate to compensate the Company for any breach of any covenants and agreements set forth herein. Accordingly, Hill agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled (i) to obtain injunctive relief against the threatened breach of this Settlement Agreement or the continuation of any such breach, without the necessity of proving actual damages and, (ii) to be indemnified by Hill from any loss or harm, including but not limited to attorney’s fees, arising out of or in connection with any breach or enforcement of Hill’s obligations under Section 7(a) hereof.

8. Miscellaneous.

(a) Entire Agreement. All agreements, covenants, representations and warranties, express or implied, oral or written, of the parties hereto concerning the subject matter hereof are contained herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.

(b) Negotiations between the Parties. The parties acknowledge that each party has reviewed this Settlement Agreement, that this Settlement Agreement has been voluntarily negotiated at arms length, and that each party has had an opportunity to consult with legal counsel. There shall be no presumption that any ambiguities in this Settlement Agreement shall be resolved against any party. Any controversy regarding the construction or interpretation of this Settlement Agreement shall be decided neutrally, in light of its conciliatory purposes, and without regard to events of authorship.

(c) Amendments and Waivers. This Settlement Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party may, by an instrument in writing, waive performance or compliance by any other party with respect to any term or provision of this Settlement Agreement on the part of such other party to be performed or complied with. The waiver by any party of a breach of any term or provision of this Settlement Agreement shall not be construed as a waiver of any subsequent breach.

(d) Notices. Any notice or other communication required or permitted hereunder shall be in writing and delivered, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses first set forth above, or to such other address or addresses as may hereafter be furnished by one party to the other party in compliance with the terms hereof. Any party may, by like notice, change the address to which notice should be given. All such notices and communications shall be effective when delivered at the designated addresses or five days after deposited in the mails in conformity with the provisions hereof.

(e) Assignment. Neither this Settlement Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party without the prior written consent of the other party.

(f) Binding Nature. This Settlement Agreement shall be binding upon and shall inure to the benefit of the signatories and their respective heirs, executors, administrators, trustees, beneficiaries, predecessors, successors, affiliated and related entities, officers, directors, principals, agents, employees, assigns, representatives, and all persons, firms, associations, and/or corporations connected with them, including, without limitation, their insurers, sureties and/or attorneys.

(g) No Prejudicial Value. This Settlement Agreement is without prejudice or value as precedent and shall not be used in any proceeding or hearing to create, prove, or interpret the obligations under, or terms and conditions of, any other agreement.

(h) Warranty Of Authorized Signatories. Each of the signatories hereto warrants and represents that he is competent and authorized to enter into this Settlement Agreement on behalf of the party for whom he purports to sign.

(i) Section and Other Headings. The section and other headings contained in this Settlement Agreement are for reference purposes only and shall not be deemed to be a part of this Settlement Agreement or to affect the meaning or interpretation of this Settlement Agreement.

(j) Execution in Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k) Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of law provisions thereof.

(l) Consent to Jurisdiction. Each of the parties hereto: (i) consents and submits to the jurisdiction of the Courts of the State of California and of the Courts of the United States for a judicial district within the territorial limits of the State of California for all purposes of this Settlement Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Settlement Agreement; and (ii) consents and submits to the venue of such action or proceeding in the City and County of Santa Barbara (or such judicial district of a Court of the United States as shall include the same).

IN WITNESS WHEREOF, the parties have executed and delivered this Settlement Agreement as of the date first above written.

COMMERCE PLANET, INC.

By:	/s/ Tony Roth
Name:	Tony Roth
Its:	Chief Executive Officer

/s/ Michael Hill
Michael Hill